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                                                                Exhibit 23.2


The Board of Directors
PLD Telekom Inc.

We consent to the incorporation by reference in the registration statement (no. 333-35139) on Form S-8, in the Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 (333-18713), in the registration statement (no. 333-5400) on Form S-3, in the registration statement (no. 333-5396) on Form S-3, and in the registration statement (no. 333-5398) on Form S-4 of PLD Telekom Inc. of our report dated March 21, 1997, relating to the consolidated balance sheet of PLD Telekom Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the Current Report on Form 8-K/A of PLD Telekom Inc. filed with the Securities and Exchange Commission on April 8, 1998.



KPMG
Chartered Accountants


Calgary, Canada
April 8, 1998